EXHIBIT 99.1

                                NSD BANCORP, INC.

FOR IMMEDIATE RELEASE                                  CONTACT:  LLOYD G. GIBSON
SEPTEMBER 13, 2002                                                  412/366-8606

SHAREHOLDER RIGHTS PLAN ADOPTED

Pittsburgh Pennsylvania-Recently the Board of Directors of NSD Bancorp, Inc. (the "Corporation") adopted a Shareholder Rights Plan. The Plan provides for distribution of Rights to purchase shares of the Corporation's common stock. One Right for each outstanding share of the Corporation's common stock will be distributed on September 30, 2002, to shareholders of record as of that date. The Rights are not currently exercisable and separate certificates representing the Rights will not be issued at this time. The Plan was adopted by the Board of Directors to enhance and protect the value of the shareholders' investment in the Corporation and to discourage unfair or financially inadequate takeover proposals and other abusive takeover practices.

NSD Bancorp, Inc. is the holding company of NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $484 million in assets of June 30, 2002. The Pittsburgh-based community bank currently operates eleven branch offices serving the City of Pittsburgh and northern suburbs.